Appendix C: CODE OF ETHICS Cavalier Investments As Investment Adviser

Preamble
The interests of our clients, and the interests of shareholders of the funds we advise, are, at all times, our highest priority. In order to maintain this priority, all personal securities transactions are conducted in a manner consistent with this Code of Ethics (the "Code"). We are committed to maintaining the integrity of our business by exercising vigilance in the avoidance of all actual or potential conflicts of interest or abuses of our position of trust and responsibility.
As an investment adviser, we owe a fiduciary duty to each of our clients and the shareholders of the funds that we advise. Included in this duty is the duty of loyalty whereby we must place our clients' interests first, conduct all of our securities transactions in compliance with this Code and avoid taking any positions that are against our clients' interests.
The Code should be read in conjunction with this Preamble.
Section 1: Definitions
All definitions shall be interpreted pursuant to the Investment Company Act of 1940 (the "1940 Act") and its Rule 17j-1, and the Investment Advisers Act and its Rule 204-(2).
(A)	"Adviser" means Cavalier Investments, and any firm which controls, is controlled by, or is under common control with Adviser and any other firm adopting this Code.

(B)	"Access Person" means any director, officer, general partner, or Advisory Person of the Adviser or a Fund. Access Person shall not include:

(1)	disinterested Directors who are Access Persons solely by reason of being a Director of a Fund; or
(2)	Officers of a Fund who are Access Persons solely by reason of being an Officer of a Fund;

if such Disinterested Directors and Officers do not, in connection with their regular functions or duties, obtain information regarding the purchase or sale of a security by that Fund prior to disclosure in a regular meeting of Directors.*

(C)	"Advisory Person" means

(1)
any employee of the Adviser or a Fund who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Client, or whose functions relate to the making of any recommenda-tions with respect to such purchases or sales;

	(2)	any natural person in a control relationship to the Adviser or a Fund who obtains information concerning recommendations made to such company with regard to the purchase of a Covered Security; or
(3)
any person who obtains information concerning any recommendations or executions of Client transactions in Covered Securities and has been designated by the Chief Compliance Officer as an Advisory Person.*

* This Code requires the Chief Compliance Officer to maintain a list of all Access Persons and Advisory Persons and to provide these persons with notice of their status.

(D)	"Security held or to be Acquired by a Client" means:

(1) any Covered Security which, within the most recent 15 days:

(a) is or has been held by a Client; or
(b) is being or has been seriously considered for purchase by a Client; and

(2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in part (i) of this section section.

A Covered Security is seriously considered for purchase by a Client when a recommendation to purchase or sell a Covered Security has been communicated to a portfolio manager for a Client and the portfolio manager is considering the recommendation. A Covered Security is not being seriously considered for purchase by a Client solely by reason of that Covered Security being subject to normal review procedures applicable to portfolio securities of the Client, or normal review procedures which are part of a general industrial or business study, review, survey or research or monitoring of securities markets.

(E)
"Beneficial Owner" shall be determined in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(F)	"Client" means any party for whom the Adviser provides investment advisory services. Clients include Funds, whether or not the Adviser serves as the primary investment adviser or serves as sub-adviser.

(G)	"Chief Compliance Officer" or "CCO" shall mean an Adviser's designated Chief Compliance Officer or, in the case of such designated Chief Compliance Officer's unavailability or inability to act, any officer of the Adviser designated to act in such circumstances.

(H)	"Control" shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

(I)
"Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act , except that it does not include: (1) direct obligations of the Government of the United States, (2) banker's acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end funds registered under the 1940 Act other than funds advised by the Adviser.

(J)	"Disinterested Director" means a director of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(K)	"Fund" means each investment company and for whom the Adviser serves as the investment adviser and manages such entities daily business affairs.

(L)	"Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 505, or Rule 506,

(M)	"Purchase or Sale of a Covered Security" includes, inter alia, the writing of an option to purchase or sell a Covered Security.

(N)	"Supervised Person" means any employee, director, officer, general partner, or Advisory Person of the Adviser.

Section 2: Unlawful Actions No Access Person, in connection with the purchase or sale of any Security Held or to be acquired by a Client shall
(A)	employ any device, scheme or artifice to defraud a Client;

(B)
make any untrue statement of a material fact (or omit to state a material fact necessary in order to make the statements made not misleading) to an Adviser employee making investment decisions or to an Adviser officer investigating securities transactions;

(C)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit to a Client; or

(D)	engage in any manipulative practice with respect to a Client.

Section 3: Prohibited Purchases and Sales

(A)
Pre-Clearing. No Access Person shall, directly or indirectly, purchase or sell any Covered Security (or any security sold in a Limited Offering) in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership without the prior approval of the CCO. The CCO shall pre-clear his personal transactions in any Covered Security (or any security sold in a Limited Offering) with a senior officer designated by Adviser.

(B)	Initial Public Offerings. No Access Person shall acquire any Securities in an initial public offering.

(C)
Fifteen Day Trading Window. No Access Person shall, directly or indirectly, purchase or sell any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, and which to his or her actual knowledge at the time of such purchase or sale is being seriously considered for purchase or sale by or for a Client, or is the subject of a pending buy or sell order by a Client, or is programmed for purchase or sale by or for a Client; or was purchased or sold by or for a Client within the fifteen (15) calendar day period preceding or following the purchase or sale by such Access Person.

(D)
Sanctions. Upon discovering a violation of Section 3(A) of this Code, the CCO shall impose a fine in an amount he or she deems appropriate. Upon discovering a violation of Sections 2, 3(B) or 3(C) of this Code, the Adviser and the Board of Trustees of any Fund affected by such violation may impose such sanctions as each deems appropriate, including, inter alia, monetary sanctions, a letter of censure or suspension or termination of the employment of the violator, civil referral to the SEC or other civil regulatory authorities, or criminal  referral.

(E)
For purposes of the prohibitions in Section 3 of this Code on purchases and sales of certain Securities, "directly or indirectly" shall be deemed to include within such prohibitions any transaction involving any other substantially similar Covered Securities of the same issuer, and any derivatives of such Covered Security.

Section 4: Exempted Transactions

(A)
Blue Chip Exemption. The prohibitions of Section 3(A) of this Code shall not apply to any purchase or sale, or series of related transactions, involving less than $50,000 of the securities of a company listed either on a national securities exchange or traded over the counter and having a market capitalization exceeding $5 billion. A series of transactions in the securities of a company shall be deemed to be related if occurring within fifteen days, and shall be deemed not to be related if occurring more than 30 days apart.

(B)	The prohibitions of Section 3 of this Code shall not apply to:
	(1)	No Control. Purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control.
	(2)	Automatic Dividend Reinvestment Plan. Purchases that are part of an automatic dividend reinvestment plan.
(3)
Pro Rata Rights. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so  acquired.

(4)
Systematic Investment Plan. Purchases effected through a systematic investment plan involving the automatic investment of a predetermined amount on predetermined dates, provided the CCO has been previously notified by the employee that he or she (or his or her spouse) will be participating in the plan.

	(5)	Gifts. Subject to the provisions of Sections 8, 9 and 10, the giving or receiving of any security as a gift.
(6)
Futures Contracts, Options on Futures Contracts. Any purchase or sale involving futures contracts on broad securities indices, such as the S&P, or interest rate futures contracts, or options on such futures  contracts.

Section 5: Limited Offerings

In reviewing requests for approval of a transaction by an Access Person involving a limited offering, the CCO shall take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to such Access Person by virtue of his or her position with the Adviser.

An Advisory Person who has been authorized to acquire Securities in a limited offering shall be required to disclose such investment when that Advisory Person plays a part in any Fund's subsequent consideration of an investment in the issuer. Any such consideration of an investment in the issuer shall be subject to review by Advisory Persons with no personal interest in the issuer.

Section 6: Insider Trading

These procedures are intended to prevent the use of material, nonpublic information by Supervised Persons and to prevent, detect and correct any violations of the prohibition on insider trading. Evermore Global Advisors strictly prohibits trading while in possession of material, nonpublic information, tipping of nonpublic information, and scalping by all Supervised Persons for their personal accounts or for Advisory Clients.

(A)	Overview

Insider trading is based on a simple, well-established principle: if you receive material, nonpublic information about a public company from any source, you are prohibited from discussing or acting on that information.

Under the Advisers Act, the SEC may sue any person (or any person who controls or supervises such person) who trades while in possession of "material, nonpublic information" or who communicates or "tips" such information. Trading the securities of any company while in possession of material, nonpublic information about that company is generally prohibited by the securities laws of the United States and Firm policy. Under insider trading laws, a person or company that illegally trades in securities of a company while in possession of material, nonpublic information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

The rules contained in this Code apply to securities trading and information handled by Supervised Persons of Evermore Global Advisors. The law of insider trading is complicated and continuously developing. Individuals may be uncertain about the application of insider trading rules in some circumstances and any questions about insider trading rules should be addressed with the CCO. You must notify the CCO immediately if you have any reason to believe that insider trading has occurred or is about to occur.

(B)	Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Advisory Client accounts managed by Evermore Global Advisors), while in possession of material, nonpublic information, nor may any Supervised Person communicate material, nonpublic information to others in violation of the law.

	(1)	Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation's securities. Similarly, as a general rule, those to whom corporate insiders "tip" material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation's securities. In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumors about potential tender offers. For example, personnel may not pass along a rumor regarding a tender offer to those who are likely to trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated.

	(2)	What is Material Information?

The question of whether information is material is not always easily resolved. Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information "important" in making an investment decision. As such, material information would include information which would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Examples of material information may include the  following:

	●	Significant dividend increases or decreases
	●	Significant earnings information or estimates
	●	Significant changes in earnings information or estimates previously released by a company
	●	Significant expansion or curtailment of operations
	●	Significant increases or declines in orders
	●	Significant merger, acquisition or divestiture proposals or agreements
	●	Significant new products or discoveries
	●	Extraordinary borrowing
	●	Major litigation
	●	Significant liquidity problems

●	Extraordinary management developments
●	Purchase or sale of substantial assets
●	Capital restructuring, such as exchange offers
●	Block and/or Restricted Securities transactions

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the U.S. Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material, nonpublic information" relates not only to issuers but also to Cavalier's securities recommendations and client securities holdings and transactions.

(3)	What is Nonpublic Information?

Information is "nonpublic" if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public. However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the  marketplace.

(4)	Identifying Inside Information

Before executing any trade for yourself or others, including private accounts managed by Cavalier, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Prior to taking any action, report the information and proposed trade immediately to the CCO;
●	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the firm;
●	Do not communicate the information inside or outside the firm, other than to the CCO; and
●	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action or engaging in any transaction which inside information may have been provided. This degree of caution will protect you, our clients, and the firm.
The CCO shall use the following reviews and procedures to detect any possible trading on inside information:
•	review of the personal securities statements for all Supervised Persons and any related accounts;
•	review of trading activity in Advisory Client accounts;
•	investigation of any circumstances about any possible receipt, trading or other use of inside information.

Section 7: Disgorgement by Access Persons of Certain Short-Term Trading Profits

(A)
No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized by such Access Person on such short-term trades shall be disgorged.

(B)	Any profits realized by an Access Person on trades made in violation of Section 3(C) of this Code (the Fifteen Day Trading Window) shall be disgorged.

Section 8: Gifts
In addition to those provisions of the FINRA Rules of Fair Practice or similar ethical rules relating to the receipt of gifts and other benefits, all Access Persons are prohibited from receiving any gift, gratuity, favor award or other item or benefit having a market value in excess of $100 per person, per year, from or on behalf of any person or entity that does, or seeks to do, business with or on behalf of the Adviser or its Clients. Business-related entertainment such as meals, tickets to the theater or a sporting event that are infrequent and of a non-lavish nature are excepted from this prohibition.
Note: Any gift received from someone seeking to do or doing business with a Fund must be submitted to the CCO for prior approval, regardless of the amount of the gift. Section 17(e) of the Investment Company Act prohibits affiliated persons of a registered investment company from accepting any compensation (other than salary or wages) for the purchase of sale of any property to or from the Fund. Employees of the Adviser are considered affiliated persons.
Section 9: Additional Labor Organization Reporting Requirements
In addition, any gifts, entertainment, any payment of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to the Chief Compliance Officer. All items regardless of the amount or value must be reported. Following are examples of potentially reportable items:
•Meals	•Golf (including charity golf tournaments
•Gifts (e.g., holiday gifts)	•Hole sponsorships for golf tournament
•Travel and lodging costs	•Advertising at union or Taft-Hartley fund related functions
•Bar bills	•Sponsorship of conferences, picnics, other events
•Sporting event tickets	•Donations to charities or scholarship funds
•Theater tickets	•Conferences attended by officials, Supervised Persons, etc.
•Clothing or equipment	•Receptions attended by officials, Supervised Persons
•Raffle donations	•Donations for apprenticeship graduation dinners
•Retirement dinners

Section 10: Additional Government Employees and Officials Reporting Requirements
Any gifts, entertainment, any payment of money or anything of value made directly or indirectly by you to a government employee or government official must be reported to the CCO. All items regardless of the amount or value must be reported.
In the United States, there are specific laws governing gifts and entertainment for government officials. Under the Foreign Corrupt Practices Act (FCPA), Bank Bribery Law, Elections Law and other applicable legal authority, severe penalties may be imposed on the Firm and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in other jurisdictions where Cavalier may conduct business.

Inside the United States - In the U.S., a business gift may not be given to any state, federal or other government employee or official unless previously coordinated with and approved by the CCO. Business entertainment hosted for any state, federal or other government employee or official must also be approved by the CCO PRIOR to extending the invitation.
U.S. federal law, and Congressional rules, covering lobbying, disclosure and ethics ban most gifts to members and their staff, and contain substantial periodic disclosure requirements. Disclosure provisions also cover executive branch officials. Congress has registered its intention and sense that certain provisions apply also concerning the executive and judicial branch. Because of the complexity of the requirements, it is critical to work with Government Relations contacts prior to ANY business gifts or business entertainment activity involving U.S. federal government officials. Whether you are considering providing gifts, entertainment, attendance at an event, or even local travel, you must confirm applicable rules and required reporting with Government Relations prior to any activity with federal officials, even those activities that you might consider incidental, such as a modest meal, local transportation, or a nominal value exempt item. Most company logo items will be acceptable gifts, but may still be reportable; and Government Relations should first be consulted.
Outside the United States - In jurisdictions other than the United States, a business gift to government employees and officials must be permissible under local law, must not violate the FCPA, must be related to a business purpose and expected by the Company as part of your responsibilities. Business entertainment must also meet the same standards. Refer specific questions to the CCO, who will coordinate as needed.
Section 11: Service as a Director
Access Persons are prohibited from serving on the boards of directors of publicly traded companies unless the CCO determines, in writing, that such service is not inconsistent with the interests of the Clients and their shareholders. If the CCO has approved such service, and such Access Person is also an Advisory Person, that Advisory Person shall be isolated, through screening procedures, from persons making investment decisions with respect to such issuer.
Section 12: Policy regarding Pay-to-Play
For purposes of this policy a Covered associate of Evermore means: (i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the investment adviser or by any person described in (i) and (ii) of this definition.

From time to time, Evermore or its Covered Associates may be asked to make a political contribution. In addition, Covered Associates, by their own volition, may seek to make individual political contributions. As an investment manager, Evermore is often eligible to manage money on behalf of a state or municipality. To avoid any real or perceived conflict of interests, Evermore requires that individual political contributions be subject to a preclearance policy as further detailed below.

For the purposes of this policy, political contributions include direct payments of money to a campaign organization, volunteer work, or fund raising work done on behalf of, or to benefit, a political campaign, organization or candidate.

1.	Firm Contributions
Cavalier does not intend to make political contributions.
2.	Individual Contributions
3.
Political activity must occur strictly in your individual and private capacity and not on behalf of Cavalier. Cavalier resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by the CCO and Counsel. Accordingly:
•	Cavalier will not reimburse any covered person for individual political contributions;
•	Corporate credit cards issued to covered associates cannot be used to make contributions; and
•	Covered Associates are not permitted to use Cavalier's name in connection with any political campaign other than to state that they are affiliated with or employed by Cavalier.

Except with the prior consent of the CCO and Counsel, Covered Associates may make political contributions to elected officials at the State, County and local levels only if the Covered Associate is entitled to vote for such official and the contributions, in total, are not in excess of $350 or foreign currency equivalent by any covered associate to each official, per election for whom they may vote, and $150 to other candidates.

Preclearance is required for any political contribution made by any Covered Associate to a state or local candidate outside of the contributor's jurisdiction for whom the contributor is not eligible to vote.

Preclearance is not required prior to individual personal contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as President of the US or members of the US Senate or House of Representatives. Certain contributions, even within your voting jurisdiction, may restrict or prohibit Evermore from transacting business with a related public entity. To assure that your individual political contributions do not give rise to conflicts of interest that may implicate Evermore, you should avoid the appearance of impropriety in making political contributions. For example, you should carefully consider whether to contribute to political candidates' campaigns or causes who or which, if successful, could have a financial impact on Cavlier's business. If a planned contribution could in any way be looked upon as involving Cavalier's Clients, property or services, or which could create the appearance of impropriety, you should discuss this contribution in advance with the CCO and Counsel. A political contribution pre-clearance form for this purpose has been attached hereto as Attachment 1.

Section 13: Reporting
(A)	Make all periodic reports that have been attached hereto as Attachments 2 through 5.

(B)	Initial and Annual Disclosure. Except as provided in paragraph (e), every Access Person shall:

(1)	Report all personal holdings of Covered Securities within 10 days of becoming an Access person; and
(2)	Report all personal holdings of Covered Securities as of December 31st (or other date acceptable to the CCO) within 30 days of calendar year-end.

(C)
Duplicate Confirmation Statements. Every Access Person shall instruct the broker, dealer or bank with or through whom a Covered Security transaction is effected in which every Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in the Covered Security, to furnish the CCO duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements of account are sent to the Access Person.

(D)
Quarterly Reporting. Every Access Person shall report within 10 days after the end of each calendar quarter to the CCO all Covered Securities transactions taking place during the preceding calendar quarter in an account of which the Access Person is a Beneficial Owner. If the Access Person did not execute any such transactions during the preceding calendar quarter, he shall report such fact to the CCO.

(E)	Opening Brokerage Accounts. Prior to the opening of an account for the purpose of executing transactions in Covered Securities, every Access Person shall obtain the written consent of the CCO.

(F)	Non-Discretionary Accounts. No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control.

(G)
Non-Admission Statement. Any such disclosure report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

Section 14: Administration of the Code

(A)	Appointment of a CCO. Adviser shall appoint a CCO and shall keep a record for five years of the persons serving as CCO and their dates of service.

(B)
Administration of the Code. The CCO shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Access Persons and to prevent violations of the Code.

(C)
Analysis of Violations of Pre-Clearance Requirements. On a quarterly basis, the CCO will review each Access Person's account statements to ensure that all transactions of Covered Securities have met the Code's pre-clearance requirements as set forth in Section 3 above.

(D)
Record of Violations of the Code. The CCO shall maintain a record of all violations of the Code, and of any action taken as a result of the violation, which shall be maintained for five years in an easily accessible place.

(E)
List of Access and Advisory Persons. The CCO shall prepare a list of the Access Persons and Advisory Persons, shall update the list as necessary, and shall maintain a record (for 5 years) of former lists of Access and Advisory Persons.

(F)
Notice of Status as Access or Advisory Person. The CCO shall notify each Access and Advisory Person of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.

(G)	Notice of Amendments to the Code. Amendments to this Code shall be provided to each Access and Advisory Person, who shall acknowledge receipt thereof.

(H)
Exemptions to the Code. The Board of Trustees of the Funds may exempt any person from application of any Section(s) of this Code. A written memorandum shall specify the Section(s) of this Code from which the person is exempted and the reasons therefore.

(I)
Quarterly Trustees' Report. The CCO shall compile a quarterly report to be presented to the Board of Directors of each of the Funds. Such report shall discuss compliance with this Code, and shall provide details with respect to any failure to comply and the actions taken by the Adviser upon discovery of such failure.

(J)	Annual Trustees' Report. Not less than once a year the CCO shall furnish to Directors of each of the Funds, and the Directors shall consider, a written report that:

(1)
Describes any issues arising under the Code since the last report to the Directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations. The annual written report may incorporate by reference information included in written quarterly reports previously presented to the Directors; and

(2)	Certifies that Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section 15: Adoption of Code by Entities Other Than Adviser
The CCO of Adviser shall ensure that all firms controlling, controlled by, or under common control with Adviser that employ persons who obtain information concerning recommen-dations or executions of Covered Security transactions of any Client have adopted the Code or have imposed similar ethical constraints on their personnel.

Section 16: Material Changes to the Code
(A)            All material changes to the Code must be approved by a majority of the Board of Directors (including independent directors voting separately) of Funds at their next regular meeting (and in no event more than 6 months after material change). Adviser shall provide the Directors with a certification that Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Directors shall base their approval on a determination that the Code contains provisions reasonably necessary to prevent Access persons from violating Section 2 of this Code.

(B)            A copy of each version of the Code shall be maintained for five years in an easily accessible place.

Attachment 1: Cavalier Investments Preclearance Political Contribution Form
Access Persons must report to the CCO any contribution:
(i)	that results in the Access Person's total contributions to such candidate or official to exceed $350;
(ii)	to a state or local candidate or official outside of the Access Person's jurisdiction for whom the Access Person is not eligible to vote, not to exceed $150; or
(iii)	Any contribution that could in any way be looked upon as involving Evermore, its Clients, property or services, or which could create the appearance of impropriety.
Access Person's Name:

I would like to contribute to the following individual(s):
RECIPIENT NAME, OFFICE & JURISDICTION	DOLLAR AMOUNT	TOTAL AMOUNT PREVIOSLY CONTRIBUTED

(Use additional sheets if necessary)

__________________________________                                                                                                                               ____/____/____
  (Signature)                                                                                                    (Date)

______________________________
  (Print Name)

Attachment 2. Reportable Funds

Name of Fund	Type of Fund	Fund Ticker Symbol	Inception Date
Cavalier Fund	RIC

Attachment 3. Personal Trade Pre-Clearance Form

Broker Name:

Account Name:

Account Number:

☐ BUY	☐ SELL	☐ SELL SHORT	☐ BUY TO COVER
Security Name:

Security Symbol:

Number of Shares / Par Value / $ Amount:

To the best of my knowledge, the above security has not been purchased or sold by any of the Adviser's Clients within the past 15 calendar days, or is being considered for purchase or sale by any of the Adviser's Clients. I further certify that I do not have any confidential or inside information relating to the issuer of this security and that the security is not on the Adviser's Restricted Security List.

Signature	Print Name	Date
_____________________________________________________________________________________
☐ APPROVED	☐ NOT APPROVED

Print Name	Title

Signature	Date

Attachment 4. Initial & Annual Holdings Reports

______________________________________________________________________________________

Access Person Last Name                                                                                    First Name                      MI

_____________________________________________________________________________Office Location    Phone #

ACKNOWLEDGMENT1 OF RECEIPT OF COMPLIANCE MANUAL, CODE OF ETHICS, INSIDER TRADING POLICIES & ANNUAL CERTIFICATION
Please specify:	☐Initial Report	or	☐Annual Renewal
1.	Acknowledgement
I acknowledge that I have received a copy of the current Compliance Manual and Code of Ethics and I represent that:
a.	I acknowledge receipt of a copy of the Compliance Manual, including but not limited to the Code of Ethics and Insider Trading Policies & Procedures contained therein. I have read its terms and understand that I am fully subject to its provisions.
b.	I have specifically read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire Beneficial Ownership. I have read the definition of "Beneficial Ownership" contained within the Code of Ethics, and I understand that I may be deemed to have Beneficial Ownership in Investments owned by members of my Household and that transactions effected by members of my Household may therefore be subject to this Code of Ethics.
c.	I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Code of Ethics and the Compliance Manual) and as determined by the Compliance Committee (or its delegate). Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.
d.	I will comply with the Compliance Manual and the Code of Ethics in all respects.
CCM's Compliance personnel provide training on the Compliance Manual and Code of Ethics annually to each Advisory Person. However, each Advisory Person is responsible for understanding and complying with both the Compliance Manual and Code of Ethics of their own volition.

1 ALL capitalized terms are defined in the Compliance Manual or Code of Ethics.

2.	Personal Investment Holdings Report
The following is a list of all investment accounts and Securities not held in such accounts in which I have Beneficial Ownership, and such information is current as of a date no more than 30 days prior to the date hereof:
Table 1 – Investment Accounts
Instructions:
•	Provide the information requested below for each investment account in which you have Beneficial Ownership. Indicate "N/A" or "None" if appropriate.
•	If Initial Report, attach the most recent account statement for each account identified.
•	Attach separate sheets if necessary
NAME OF BROKER DEALER, BANK, OR OTHER FINANCIAL INTERMEDIARY	ACCOUNT TITLE acct holder's name and (acct type)	RELATIONSHIP if acct holder is not the Access Person	ACCOUNT NUMBER	CHECK HERE IF DISCRETIONARY ACCOUNT

Table 2 – Other Investment Holdings
Instructions:
•
If you have Beneficial Ownership in any Securities that are not held in an investment account listed above (stock certificates, private equity investments), list them below. Indicate "N/A" or "None" if appropriate. Attach separate sheets if necessary

NAME OF SECURITY OWNER	RELATIONSHIP if security owner is not the Access Person	NAME/TITLE OF SECURITY	TYPE OF SECURITY	TICKER OR CUSIP	NUMBER OF SHARES / PRINCIPAL AMOUNT

Table 3.                          Outside Business Activities
The following is all outside business activities that I am engaged in (including any publicly held companies on which I serve as a member of the board of directors. Indicate "N/A" or "None" if appropriate.
NAME OF COMPANY	NATURE OF MY INVOLVEMENT

Table 4.	Political Contributions (annual renewals only)
The following is a list of all political contributions that I have made since the date of my last certification under the Code of Ethics:
Date	Recipient	Amount

Table 5.	Certification
a.	[Annual Renewals Only] I hereby certify that since the date of my last certification under the Code of Ethics, I have fully complied with all applicable requirements of the Code. In particular, in connection with each Securities transaction that I have engaged in since such date, I hereby certify that:
i.	I did not execute any transaction in a Security (or equivalent instrument) at a time when I possessed material nonpublic information regarding the Security or the issuer of the Security.
ii.	I did not execute any transactions with the intent of raising, lowering, or maintaining the price of any Security or to create a false appearance of active trading.
iii.	I did not execute any transaction in a Security (or equivalent instrument) at a time when I was in possession of non-public information to the effect that (i) Adviser is or may be considering an investment in or sale of such Security on behalf of its clients, or (ii) have or may have open, executed, or pending portfolio transactions in such Security on behalf of its clients.
iv.	I did not use my knowledge of the portfolio holdings of the Fund to engage in any trade or short-term trading strategy involving the Fund that may have conflicted with the best interests of the Fund and its shareholders.
v.	If an Investment was acquired in an initial public offering which Adviser may have been reasonably considering for purchase for one or more Clients or private placement, I obtained the written approval of the Chief Compliance Officer or his or her designee prior to acquiring such Security.
vi.	I have reported and acknowledged all gifts received on a quarterly basis since the date of my last certification under the Code of Ethics, and that I have not accepted any gift with a fair market value in excess of $100 without the prior written approval of the Chief Compliance Officer or his or her designee.
b.	I further certify that the information on this form is accurate and complete in all material respects.

Access Person's Name: ___________________________________

Access Person's Signature: ________________________________  Date: ________________________

Attachment 5. Quarterly Transaction Report
To: The Chief Compliance Officer
I hereby certify that I have engaged in the following personal securities and gift transactions which are required to be reported under the Code of Ethics and Compliance Manual of Cavalier Investments during the calendar quarter indicated below. I hereby submit this report within thirty (30) days after the end of that quarter. (Note: you do not need to complete the securities portion of this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer or his or her designee)
Name of Reporting Person:_____________________________________________
Calendar Quarter Ended:_______________________________________________
Date Report Submitted:________________________________________________
Securities Transactions
Please provide the following information for any reportable securities transactions during the quarter:
Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction

  All relevant transactions other than those noted above are contained on statements which are submitted directly to Adviser by the broker-dealer.

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.
Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I have received the following gifts or other accommodations in excess of the current de minimis amount of $100.
Description of Gift / Accommodation	Date	Given or Received	Name & Company of Giver or Recipient	Approximate Value

I have given the following gifts or other accommodations in excess of the current de minimis amount of $250. This excludes reasonable meals and entertainment at which I was present.
Description of Gift / Accommodation	Date	Given or Received	Name & Company of Giver or Recipient	Approx Value

I have made the following political contributions (as defined within the Code of Ethics). This includes contributions under the $150 preclearance requirement.
Name of Recipient	Amount of Contribution / Gift	Office and State of Campaign	Date	Eligible to Vote?

I certify that I have included on this report all securities, gift transactions, political contributions and accounts required to be reported pursuant to the Code of Ethics and Compliance Manual.

Signature:___________________	Date:___________________

Appendix D:   Comprehensive Information Security Program ("CISP")  under  MA 201 CMR 17.00

WHEREAS, Cavalier Investments, an SEC registered investment advisor, has determined that the following policy and program is in the best interests of Cavalier and its customers.

NOW, THEREFORE, BE IT RESOLVED by Cavalier that the following Comprehensive Information Security Program is hereby approved:
Firm Policy
BACKGROUND
The risk to Cavalier, its employees and customers from data loss and identity theft is of significant concern to Cavalier and can be reduced only through the combined efforts of every employee and contractor.

PURPOSE
This Program is intended to identify red flags that will alert our employees when new or existing accounts are opened using false information, protect against the establishment of false accounts, methods to ensure existing accounts were not opened using false information, and measures to respond to such events. Cavalier adopts this sensitive information policy to help protect employees, customers, contractors and Cavalier from damages related to the loss or misuse of sensitive information. This policy is also intended to comply with the Commonwealth of MA 201 CMR 17.00 requiring a Comprehensive Information Security Program ("CISP") about information security.

This policy will:
1.	Define sensitive information;
2.	Describe the physical security of data when it is printed on paper;
3.	Describe the electronic security of data when stored and distributed; and
4.	Place Cavalier in compliance with state and federal law regarding identity theft protection.

Sensitive Information Policy
Definition of Sensitive Information
Sensitive information includes the following items whether stored in electronic or printed format:
Credit card information, including any of the following:
1.	Credit card number (in part or whole)
2.	Credit card expiration date
3.	Cardholder name
4.	Cardholder address

Tax identification numbers, including:

1.	Social Security number
2.	Business identification number
3.	Employer identification numbers
Payroll information, including, among other information:
1.	Paychecks
2.	Pay stubs

Medical information for any employee or customer, including but not limited to:
1.	Doctor names and claims
2.	Insurance claims
3.	Prescriptions
4.	Any related personal medical information

Other personal information belonging to any customer, employee or contractor, examples of which include:
1.	Date of birth
2.	Address
3.	Phone numbers
4.	Maiden name
5.	Names
6.	Customer number

Cavalier personnel are encouraged to use common sense judgment in securing confidential information to the proper extent. Furthermore, this section should be read in conjunction with the Anti-Money Laundering Program, Information Security and records retention/destruction policies. If an employee is uncertain of the sensitivity of a particular piece of information, he/she should contact their supervisor to try to resolve the possible conflict between this policy and the others.
Hard Copy Distribution
Each employee and contractors performing work for Cavalier will comply with the following policies:
1.	File cabinets, desk drawers, overhead cabinets, and any other storage space containing documents with sensitive information will be locked when not in use.

2.	Storage rooms containing documents with sensitive information and record retention areas will be locked at the end of each workday or when unsupervised.

3.	Desks, workstations, work areas, printers and fax machines, and common shared work areas will be cleared of all documents containing sensitive information when not in use.

4.	Whiteboards, dry-erase boards, writing tablets, etc. in common shared work areas will be erased, removed, or shredded when not in use.

5.
When documents containing sensitive information are discarded they will be immediately shredded using a mechanical cross cut or Department of Defense (DOD)-approved shredding device placed inside a locked shred bin or placed in locked shred bins are labeled "Confidential paper shredding and recycling." Customer records, however, may only be destroyed in accordance with Cavaliers' records retention/destruction policies.

Electronic Distribution
Each employee and contractor performing work for Cavalier will comply with the following policies:

1.	Internally, sensitive information may be transmitted using approved Cavalier domained e-mail. All sensitive information must be encrypted when stored in a portable electronic format.

2.	Any sensitive information sent externally must be encrypted and password protected and only to approved recipients. Additionally, a statement such as this should be included in the e-mail:

"This message may contain confidential and/or proprietary information and is intended for the person/entity to whom it was originally addressed. Any use by others is strictly prohibited."

Identifying Relevant Red Flags
To identify relevant identity theft Red Flags, Cavalier assessed these risk factors:  1) the types of covered accounts it offers, 2) the methods it provides to open or access these accounts, and 3) previous experience with identity theft.

Our firm also considered the sources of Red Flags, including identity theft incidents our firm has experienced, changing identity theft techniques our firm thinks likely, and applicable supervisory guidance.

In addition, we considered Red Flags from the following five categories:
1) alerts, notifications or warnings from a credit reporting agency;
2) suspicious documents;
3) suspicious personal identifying information;
4) suspicious account activity; and
5) notices from other sources.
We understand that some of these categories and examples may not be relevant to our firm and some may be relevant only when combined or considered with other indicators of identity theft.  We also understand that the examples are not exhaustive or a mandatory checklist, but a way to help our firm think through relevant red flags in the context of our business.

Updates and Annual Review

Our firm will update this plan whenever we have a material change to our operations, structure, business or location or to those of our vendors, or when we experience either a material identity theft from a covered account, or a series of related material identity thefts from one or more covered accounts.  Our firm will also follow new ways that identities can be compromised and evaluate the risk they pose for our firm.
PROGRAM ADMINISTRATION
 Involvement of management
1.	The Identity Theft Prevention Program shall not be operated as an extension to existing fraud prevention programs, and its importance warrants the highest level of attention.

2.	The Identity Theft Prevention Program is the responsibility of the governing body. Approval of the initial plan must be appropriately documented and maintained.

3.	Operational responsibility of the program is delegated to the CFO.

Staff training
1.
Staff training shall be conducted for all employees, officials and contractors for whom it is reasonably foreseeable that they may come into contact with accounts or personally identifiable information that may constitute a risk to Cavalier or its customers.

2.	The Chief Compliance Officer (CCO) is responsible for ensuring identity theft training for all requisite employees and contractors.

3.	Employees must receive annual training in all elements of this policy.

4.	To ensure maximum effectiveness, employees may continue to receive additional training as changes to the program are made.

 Oversight of service provider arrangements
1.
It is the responsibility of Cavalier to ensure that the activities of all service providers are conducted in accordance with reasonable policies and procedures designed to detect, prevent, and mitigate the risk of identity theft.

2.
A service provider that maintains its own identity theft prevention program, consistent with the guidance of the red flag rules and validated by appropriate due diligence, may be considered to be meeting these requirements.

3.	Any specific requirements should be specifically addressed in the appropriate contract arrangements.

Other Security Procedures

The following suggestions are not part of or required by the Federal Trade Commission's "Identity Theft Red Flags Rule". The following is a list of other security procedures a financial institution should consider to protect consumer information and to prevent unauthorized access.

Implementation of selected actions below according to the unique circumstances of financial institutions is a good management practice to protect personal consumer data.
1.	Paper documents, files, and electronic media containing secure information will be stored in locked file cabinets. File cabinets will be stored in a locked room.
2.	Only specially identified employees with a legitimate need will have keys to the room and cabinet.
3.	Files containing personally identifiable information are kept in locked file cabinets except when an employee is working on the file.
4.	Employees will not leave sensitive papers out on their desks when they are away from their workstations.
5.	Employees store files when leaving their work areas
6.	Employees log off their computers when leaving their work areas
7.	Employees lock file cabinets when leaving their work areas
8.	Employees lock file room doors when leaving their work areas
9.	Access to offsite storage facilities is limited to employees with a legitimate business need.
10.	Any sensitive information shipped using outside carriers or contractors will be encrypted
11.	Any sensitive information shipped will be shipped using a shipping service that allows tracking of the delivery of this information.
12.	Visitors who must enter areas where sensitive files are kept must be escorted by an employee of the financial institution.
13.	No visitor will be given any entry codes or allowed unescorted access to the office.
14.	Access to sensitive information will be controlled using "strong" passwords. Employees will choose passwords with a mix of letters, numbers, and characters. User names and passwords will be different. Passwords will be changed at least monthly.
15.	Passwords will not be shared or posted near workstations.
16.	Password-activated screen savers will be used to lock employee computers after a period of inactivity.
17.	When installing new software, immediately change vendor-supplied default passwords to a more secure strong password.
18.	Sensitive consumer data will not be stored on any computer with an Internet connection
19.	Sensitive information that is sent to third parties over public networks will be encrypted
20.	Sensitive information that is stored on computer network or portable storage devices used by your employees will be encrypted.

21.	Email transmissions within your business will be encrypted if they contain personally identifying information.
22.	Anti-virus and anti-spyware programs will be run on individual computers and on servers daily.
23.	When sensitive data is received or transmitted, secure connections will be used
24.	Computer passwords will be required.
25.	User names and passwords will be different.
26.	Passwords are recommended be changed at least monthly.
27.	Passwords will not be shared or posted near workstations.
28.	Password-activated screen savers will be used to lock employee computers after a period of inactivity.
29.	When installing new software, vendor-supplied default passwords are changed.
30.	The use of laptops is restricted to those employees who need them to perform their jobs.
31.	Laptops are stored in a secure place.
32.	Laptop users will not store sensitive information on their laptops.
33.	Laptops which contain sensitive data will be encrypted
34.	Employees never leave a laptop visible in a car, at a hotel luggage stand, or packed in checked luggage.
35.	If a laptop must be left in a vehicle, it is locked in a trunk.
36.	The computer network will have a firewall where your network connects to the Internet. Any wireless network in use is secured.
38.	Maintain central log files of security-related information to monitor activity on your network.
39.	Monitor incoming traffic for signs of a data breach.
40.	Monitor outgoing traffic for signs of a data breach.
41.	Implement a breach response plan.
42.	Check references or do background checks before hiring employees who will have access to sensitive data.
43.	New employees sign an agreement to follow your company's confidentiality and security standards for handling sensitive data.
44.	Access to customer's personal identify information is limited to employees with a "need to know."
45.	Procedures exist for making sure that workers who leave your employ or transfer to another part of the company no longer have access to sensitive information.
46.	Implement a regular schedule of employee training.
47.	Employees will be alert to attempts at phone phishing.

48.	Employees are required to notify the general manager immediately if there is a potential security breach, such as a lost or stolen laptop.
49.	Employees who violate security policy are subjected to discipline, up to, and including, dismissal.
50.	Service providers notify you of any security incidents they experience, even if the incidents may not have led to an actual compromise of our data.
51.	Paper records will be shredded before being placed into the trash.
52.	Paper shredders will be available at each desk in the office, next to the photocopier, and at the home of any employee doing work at home.
53.	Any data storage media will be disposed of by shredding, punching holes in, or incineration.